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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2 )*

FTD Group Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

30267U108

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[X]	Rule 13d-1(c)
[ ]	Rule 13d-1(d)

CUSIP No. 30267U108

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (i.) Drawbridge Global Macro Fund LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (ii.) Drawbridge Global Macro GP LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (iii.) Drawbridge Global Macro Advisors LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (iv.) Drawbridge Global Macro Fund Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (v.) Drawbridge Global Macro Master Fund Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (vi.) Drawbridge Special Opportunities Fund LP

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

PN

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (vii.) Drawbridge Investment Partners LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (viii.) Drawbridge Special Opportunities Fund Ltd

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (ix.) Drawbridge Special Opportunities GP LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (x.) Drawbridge Special Opportunities Advisors LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (xi.) Fortress Investment Group LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

IA

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (xii.) Fortress Investment Holdings LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

IA

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). (xiii.) Fortress Principal Investment Holdings II LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power 0

		6.	Shared Voting Power 0

		7.	Sole Dispositive Power 0

		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) %

12.	Type of Reporting Person (See Instructions)

OO

Item 1.
	(a)	Name of Issuer FTD Group Inc.
	(b)	Address of Issuer's Principal Executive Offices
3113 Woodcreek Drive, Downers Grove, Illinois 60515
Item 2.
(a)	Name of Person Filing
This statement is filed by:

          (i) Drawbridge Global Macro Fund LP, a Delaware limited partnership
              ("Drawbridge Global Macro LP"), is one of two shareholders of
              Drawbridge Global Macro Master Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Global Macro Master");

         (ii) Drawbridge Global Macro GP LLC, a Delaware limited liability company ("Drawbridge Global Macro GP"), is the general partner of
              Drawbridge Global Macro LP;

        (iii) Drawbridge Global Macro Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Global Macro Ltd"), is one
              of two shareholders of Drawbridge Global Macro Master;

        (iv)  Drawbridge Global Macro Master Fund Ltd. is wholly owned by
               Drawbridge Global Macro LP and Drawbridge Global Macro Ltd and
               directly owns a portion of the shares described herein;

         (v)  Drawbridge Global Macro Advisors LLC, a Delaware limited liability company ("Drawbridge Global Macro Advisors"), acts as investment advisor to Drawbridge Global Macro LP and Drawbridge Global Macro
              Ltd;

         (vi) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership ("Drawbridge Special Opportunities LP"), is one of two
              members of Drawbridge Investment Partners LLC, a Delaware limited liability company ("Drawbridge Investment Partners");

        (vii) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company ("Drawbridge Special Opportunities GP"), is the general partner of Drawbridge Special Opportunities LP;

       (viii) Drawbridge Special Opportunities Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Special
              Opportunities Ltd"), is one of two members of Drawbridge
              Investment Partners;

        (ix)  Drawbridge Investment Partners LLC, a Delaware limited liability company, is wholly owned by Drawbridge
              Special Opportunities LP and Drawbridge Special Opportunities Ltd
              and directly owns a portion of the shares described herein;

        (x)   Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company ("Drawbridge Special Opportunities Advisors"), acts as advisor to both Drawbridge Special Opportunities LP and
              Drawbridge Special Opportunities Ltd;

       (xi)   Fortress Investment Group LLC, a Delaware limited liability company ("FIG"), is the sole managing member of Drawbridge Global
              Macro Advisors and Drawbridge Special Opportunities Advisors;

       (xii)  Fortress Investment Holdings LLC, a Delaware limited liability company ("Fortress Investment Holdings"), is the sole managing member of FIG; and

       (xiii) Fortress Principal Investment Holdings II LLC, a Delaware limited liability company ("Fortress Principal Investment Holdings"), is the sole managing member of each of Drawbridge Global Macro GP and
              Drawbridge Special Opportunities GP.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.
	(b)	Address of Principal Business Office or, if none, Residence 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.
(c)	Citizenship
Each of Drawbridge Global Macro GP, Drawbridge Investment Partners,
Drawbridge Global Macro Advisors, Drawbridge Special Opportunities GP,
Drawbridge Special Opportunities Advisors, Fortress Investment Holdings,
Fortress Principal Investment Holdings, and FIG is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global
Macro LP and Drawbridge Special Opportunities LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global
Macro Master, Drawbridge Global Macro Ltd and Drawbridge Special Opportunities Ltd is a company organized under the laws of the Cayman Islands.
	(d)	Title of Class of Securities Common Stock, referred to herein, in whole or in part, as the "shares."
	(e)	CUSIP Number 30267U108

Item 3.	If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(i.) Drawbridge Global Macro LP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(ii.) Drawbridge Global Macro GP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(iii.) Drawbridge Global Macro Advisors
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(iv.) Drawbridge Global Macro Ltd
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(v.) Drawbridge Global Macro Master
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(vi.) Drawbridge Special Opportunities LP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(vii.) Drawbridge Investment Partners
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(viii.) Drawbridge Special Opportunities Ltd
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(ix.) Drawbridge Special Opportunities GP
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(x.) Drawbridge Special Opportunities Advisors
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(xi.) Fortress Investment Group LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(xii.) Fortress Investment Holdings
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 0
(xiii.) Fortress Principal Investment Holdings II LLC
	(a)	Amount beneficially owned: 0
	(b)	Percent of class: %
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote 0
		(ii)	Shared power to vote or to direct the vote 0
		(iii)	Sole power to dispose or to direct the disposition of 0
		(iv)	Shared power to dispose or to direct the disposition of 289,157

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.[ ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.
Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.
Item 8.	Identification and Classification of Members of the Group
See Item 2.
Item 9.	Notice of Dissolution of Group
Not applicable.
Item 10.	Certification
Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2007
Date

DRAWBRIDGE GLOBAL MACRO FUND LP

By: DRAWBRIDGE GLOBAL MACRO GP LLC
 its general partner

 By:  /s/ Kevin Treacy
   ---------------------------------
Name:  Kevin Treacy
  Title: Chief Financial Officer

 DRAWBRIDGE GLOBAL MACRO GP LLC

   By:  /s/ Kevin Treacy
     ---------------------------------
 Name:  Kevin Treacy
 Title: Chief Financial Officer

    DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

 By:  /s/ Kevin Treacy
           ---------------------------------
   Name:  Kevin Treacy
    Title: Chief Financial Officer

   DRAWBRIDGE GLOBAL MACRO FUND LTD

By:  /s/ Kevin Treacy
   ---------------------------------
 Name:  Kevin Treacy
   Title: Chief Financial Officer

   DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

 By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
  its general partner

 By:  /s/ Glenn Cummins
      ---------------------------------
   Name: Glenn Cummins
Title: Chief Financial Officer

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

By:  /s/ Glenn Cummins
  ---------------------------------
 Name: Glenn Cummins
  Title: Chief Financial Officer

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

 By:  /s/ Glenn Cummins
      ---------------------------------
 Name: Glenn Cummins
   Title: Chief Financial Officer

  DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

  By:  /s/ Glenn Cummins
           ---------------------------------
  Name: Glenn Cummins
    Title: Chief Financial Officer

  DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD

 By:  /s/ Glenn Cummins
          ---------------------------------
   Name: Glenn Cummins
    Title: Chief Financial Officer

  DRAWBRIDGE INVESTMENT PARTNERS LLC

 By:  /s/ Glenn Cummins
          ---------------------------------
    Name: Glenn Cummins
     Title: Chief Financial Officer

  FORTRESS INVESTMENT GROUP LLC

 By:  /s/ Daniel Bass
          ---------------------------------
     Name:  Daniel Bass
     Title: Authorized Person

  FORTRESS INVESTMENT HOLDINGS LLC

By:  /s/ Daniel Bass
         ---------------------------------
   Name:  Daniel Bass
 Title: Authorized Person

 FORTRESS PRINCIPAL INVESTMENT HOLDINGS II LLC

 By:  /s/ Daniel Bass
      ---------------------------------
   Name:  Daniel Bass
 Title: Authorized Person

Signature

Name/Title
EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  February 14, 2007

                               DRAWBRIDGE GLOBAL MACRO FUND LP

                               By: DRAWBRIDGE GLOBAL MACRO GP LLC
                                    its general partner

                                By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO GP LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO ADVISORS LLC

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                               By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
                                    its general partner

                                By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name: Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name: Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name: Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD

                               By:  /s/ Kevin Treacy
                                    ---------------------------------
                                    Name:  Kevin Treacy
                                    Title: Chief Financial Officer

                               DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name: Glenn Cummins
                                    Title: Chief Financial Officer

                               DRAWBRIDGE INVESTMENT PARTNERS LLC

                               By:  /s/ Glenn Cummins
                                    ---------------------------------
                                    Name: Glenn Cummins
                                    Title: Chief Financial Officer

                               FORTRESS INVESTMENT GROUP LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person

                               FORTRESS INVESTMENT HOLDINGS LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person

                               FORTRESS PRINCIPAL INVESTMENT HOLDINGS II LLC

                               By:  /s/ Daniel Bass
                                    ---------------------------------
                                    Name:  Daniel Bass
                                    Title: Authorized Person

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